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                                                                      EXHIBIT 11


                             The Leap Group, Inc.


             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS

                                                             Three Months Ended July 31,   Six Months Ended July 31,
                                                             ---------------------------   -------------------------
                                                                1997           1996           1997          1996
                                                                ----           ----           ----          ----
Weighted average of common shares outstanding                  9,614,667      9,600,000      9,612,223     9,600,000
Weighted average of common shares issued in the offering       4,000,000        -            4,000,000       -
Effect of options granted within one year prior to the
  offering, based on the treasury stock method                   -              508,680        -             508,680
                                                             -----------    -----------    -----------   -----------

Shares used in per share computation                          13,614,667     10,108,680     13,612,223    10,108,680
Net (loss) income                                            ($1,556,112)   $   441,625    ($2,706,220)  $   257,243
Net (loss) income per common share                                 ($.11)         $0.04          ($.20)        $0.03
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